Exhibit 99.4
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to provide the reader with information that will assist in understanding our financial statements and the reasons for changes in certain key components of our financial statements from period to period. MD&A also provides the reader with our perspective on our financial position and liquidity, as well as certain other factors that may affect our future results.
Business Overview
As described in more detail in Item 1 of this Report, we are a publicly owned, non-actively traded REIT that invests in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent increases, tenant defaults and sales of properties. We were formed in 2003 and are managed by the advisor.
Financial Highlights
(In thousands)

	Years ended December 31,
	2009	2008	2007
Total revenues	$233,902	$232,728	$160,859
Net (loss) income attributable to CPA®:16 - Global shareholders	(2,540)	20,247	34,204
Cash flow from operating activities	119,879	117,435	120,985
Total revenues increased slightly in 2009 as compared to 2008 primarily due to recent investment activity and scheduled rent increases. These increases were substantially offset by fluctuations in foreign currency exchange rates.
Net loss attributable to CPA®:16 — Global shareholders for 2009 reflects impairment charges totaling $59.6 million, inclusive of amounts attributable to noncontrolling interests of $12.8 million. These impairment charges were partially offset by gains recognized on the sale of a property and extinguishment of debt, net of amounts attributable to noncontrolling interests, totaling $13.2 million in 2009. During 2008, we incurred impairment charges totaling $4.0 million.
Our quarterly cash distribution remained at $0.1656 per share for the fourth quarter of 2009, or $0.66 per share on an annualized basis.
We consider the performance metrics listed above as well as certain non-GAAP performance metrics to be important measures in the evaluation of our results of operations, liquidity and capital resources. We evaluate our results of operations with a primary focus on the ability to generate cash flow necessary to meet our objectives of funding distributions to shareholders and increasing equity in our real estate.
Current Trends
While we have substantially invested the proceeds of our offerings, we used $163.8 million, inclusive of amounts attributable to noncontrolling interests of $45.9 million, to participate in two transactions with our affiliates during 2009 and to fund construction costs at several build-to-suit projects. We expect to continue to participate in future investments with our affiliates to the extent we have funds available for investment.
As of the date of this Report, we believe we are seeing an easing of the global economic and financial crisis that has severely curbed liquidity in the credit and real estate financing markets during recent periods, although the full magnitude, effects and duration of the crisis cannot be predicted. As a result of improving economic conditions, we have seen an improvement in financing conditions for new transactions and refinancing of maturing debt, both domestically and internationally, although generally at lower loan to value ratios than in prior periods. However, the continuing effects of the challenging economic environment have also resulted in some negative trends affecting our business. These trends include: continued tenant defaults; renewals of tenant leases generally at lower rental rates than existing leases; low inflation rates, which will likely limit rent increases in upcoming periods because most of our leases provide for rent adjustments indexed to changes in the CPI; and higher impairment charges.

Despite recent indicators that the economy is beginning to recover, the current trends that affect our business remain dependent on the rate and scope of the recovery, rendering any discussion of the impact of these trends highly uncertain. Nevertheless, as of the date of this Report, the impact of current financial and economic trends on our business segments, and our response to those trends, is presented below.
Financing Conditions
Conditions in the real estate financing markets impact our ability to enter into investments and to refinance maturing debt. Despite the recent weak financing environment, which has resulted in lenders for both domestic and international investments offering loans at shorter maturities, with lower loan to value ratios and subject to variable interest rates, we have begun to see some improvements in the financing markets and to date have been successful obtaining financing for new transactions and refinancing maturing debt. We generally attempt to obtain interest rate caps or swaps to mitigate the impact of variable rate financing. During 2009, we obtained non-recourse mortgage financing totaling $78.5 million, inclusive of amounts attributable to noncontrolling interests of $38.8 million, including financing for new transactions and refinancing existing debt, with a weighted average annual interest rate and term of up to 7.4% and 5.5 years, respectively. In addition, ventures in which we have interests ranging from 25% to 40% obtained financing in connection with recent investment activity totaling $146.4 million with a weighted average annual interest rate and term of up to 8.5% and 5.3 years, respectively.
At December 31, 2009, we had balloon payments totaling $8.4 million due in 2011. We are actively seeking to refinance this debt but believe we have sufficient financing alternatives and/or cash resources to make these payments, if necessary. Our property level debt is generally non-recourse, which means that if we default on a mortgage loan obligation, our exposure is limited to our equity invested in that property.
Corporate Defaults
Some of our tenants have experienced financial stress, and we expect that this trend may continue, albeit at a less severe rate, in 2010. Corporate defaults can reduce our results of operations and cash flow from operations.
Tenants in financial distress may become delinquent on their rent and/or default on their leases and, if they file for bankruptcy protection, may reject our lease in bankruptcy court, all of which may require us to incur impairment charges. Even where a default has not occurred and a tenant is continuing to make the required lease payments, we may restructure or renew leases on less favorable terms, or the tenant’s credit profile may deteriorate, which could affect the value of the leased asset and could in turn require us to incur impairment charges. Based on tenant activity during 2009, including lease amendments, early lease renewals and lease rejections in bankruptcy court, we currently expect that 2010 annualized contractual lease revenue will decrease by less than 1% on an annualized basis. However, this amount may increase or decrease based on additional tenant activity and changes in economic conditions, both of which are outside of our control. If the North American and European economic zones continue to experience the improving economic conditions that they have experienced recently, we would expect to see an improvement in the general business conditions for our tenants, which should result in less stress for them financially. However, if economic conditions deteriorate, it is possible that our tenants’ financial condition will deteriorate as well.
We have several tenants that were in various stages of the bankruptcy process at December 31, 2009. During 2009, we incurred impairment charges totaling $59.6 million, inclusive of amounts attributable to noncontrolling interests of $12.8 million, a significant portion of which related to these tenants. Impairment charges do not necessarily reflect the true economic loss caused by the default of a tenant, which may be greater or less than the impairment amount. As a result of several of these corporate defaults, during 2009 we suspended debt service on three related non-recourse mortgage loans with an aggregate outstanding balance of $27.2 million at December 31, 2009, inclusive of amounts attributable to noncontrolling interests of $11.6 million. During the first quarter of 2010, the court appointed a receiver on a subsidiary that holds one of these properties as a result of an event of default by us on the non-recourse mortgage debt with an outstanding balance of $13.3 million at December 31, 2009. As we no longer have control over the activities that most significantly impact the economic performance of this subsidiary following possession by the receiver, the subsidiary was deconsolidated during the first quarter of 2010. In accordance with current authoritative guidance for accounting for disposal of long-lived assets, the net results of operations of this property have been reclassified to discontinued operations from continuing operations for each of the years ended December 31, 2009, 2008 and 2007 (Note 20).
To mitigate these risks, we have invested in assets that we believe are critically important to a tenant’s operations and have attempted to diversify our portfolio by tenant and tenant industry. We also monitor tenant performance through review of rent delinquencies as a precursor to a potential default, meetings with tenant management and review of tenants’ financial statements and compliance with any financial covenants. When necessary, our asset management process includes restructuring transactions to meet the evolving needs of tenants, re-leasing properties, refinancing debt and selling properties, where possible, as well as protecting our rights when tenants default or enter into bankruptcy.

Net Asset Values
We generally calculate an estimated net asset value per share for our portfolio on an annual basis. This calculation is based in part on an estimate of the fair market value of our real estate provided by a third party, adjusted to give effect to the estimated fair value of mortgages encumbering our assets (also provided by a third party) as well as other adjustments. There are a number of variables that comprise this calculation, including individual tenant credits, tenant defaults, lease terms, lending credit spreads, and foreign currency exchange rates, among others. We do not control these variables and, as such, cannot predict how they will change in the future.
As a result of the overall continued weakness in the economy during 2009, our estimated net asset value per share as of December 31, 2009 decreased to $9.20, a 6.1% decline from our December 31, 2008 estimated net asset value per share of $9.80. We generally would not expect to update our estimated net asset value on an interim basis unless we were to undertake an extraordinary corporate transaction. However, there can be no assurance that, if we were to calculate our estimated net asset value on an interim basis, it would not be less than $9.20 per share, particularly given current market volatility.
Redemptions and Distributions
We have experienced higher levels of share redemptions during 2008 and 2009. While higher levels of redemptions consume cash, we have actively conserved our capital by restraining dividend increases. For the fourth quarter of 2009, we did not increase our quarterly distribution from the distribution paid in the third quarter. To date, we have not experienced conditions that have affected our ability to continue to pay distributions.
Inflation and Foreign Exchange Rates
Our leases generally have rent adjustments based on formulas indexed to changes in the CPI or other similar indices for the jurisdiction in which the property is located. Because these rent adjustments may be calculated based on changes in the CPI over a multi-year period, changes in inflation rates can have a delayed impact on our results of operations. Rent adjustments during 2008 and 2009 have generally benefited from increases in inflation rates during the years prior to the scheduled rent adjustment date. However, we expect that rent increases will be significantly lower in coming years as a result of the current historically low inflation rates in the U.S. and the Euro zone.
We have foreign investments and as a result are subject to risk from the effects of exchange rate movements. Because we generally place both our debt obligation to the lender and the tenant’s rental obligation to us in the same currency, our results of foreign operations benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to foreign currencies; that is, a weaker U.S. dollar will tend to increase both our revenues and our expenses, while a stronger U.S. dollar will tend to reduce both our revenues and our expenses.
The average rate for the U.S. dollar in relation to the Euro strengthened by approximately 5% during 2009 in comparison to 2008, resulting in a modestly negative impact on our results of operations for Euro-denominated investments in the current year. For 2008 as compared with 2007, the average rate for the U.S. dollar in relation to the Euro weakened by approximately 7%, resulting in a modestly positive impact on our results of operations for Euro-denominated investments in 2008 as compared with 2007. Investments denominated in the Euro accounted for approximately 38%, 33% and 34% of our annualized contractual lease revenues for 2009, 2008 and 2007, respectively. To the extent foreign currency exchange rates are in line with 2008 and 2009 levels, they will have a minimal impact on our financial conditions and results of operations. However, significant shifts in the value of the Euro could have a material impact on our future results. For example, in the first two months of 2010, the dollar has strengthened significantly relative to the Euro.
How We Evaluate Results of Operations
We evaluate our results of operations with a primary focus on our ability to generate cash flow necessary to meet our objectives of funding distributions to shareholders and increasing our equity in our real estate. As a result, our assessment of operating results gives less emphasis to the effect of unrealized gains and losses, which may cause fluctuations in net income for comparable periods but have no impact on cash flows, and to other non-cash charges, such as depreciation and impairment charges.

We consider cash flows from operating activities, cash flows from investing activities and cash flows from financing activities and certain non-GAAP performance metrics to be important measures in the evaluation of our results of operations, liquidity and capital resources. Cash flows from operating activities are sourced primarily from long-term lease contracts. These leases are generally triple net and mitigate, to an extent, our exposure to certain property operating expenses. Our evaluation of the amount and expected fluctuation of cash flows from operating activities is essential in assessing our ability to fund operating expenses, service debt and fund distributions to shareholders.
We consider cash flows from operating activities plus cash distributions from equity investments in real estate in excess of equity income, less cash distributions paid to consolidated joint venture partners, as a supplemental measure of liquidity in evaluating our ability to sustain distributions to shareholders. We consider this measure useful as a supplemental measure to the extent the source of distributions in excess of equity income in real estate is the result of non-cash charges, such as depreciation and amortization, because it allows us to evaluate the cash flows from consolidated and unconsolidated investments in a comparable manner. In deriving this measure, we exclude cash distributions from equity investments in real estate that are sourced from the sales of the equity investee’s assets or refinancing of debt because we deem them to be returns of investment.
We focus on measures of cash flows from investing activities and cash flows from financing activities in our evaluation of our capital resources. Investing activities typically consist of the acquisition or disposition of investments in real property and the funding of capital expenditures with respect to real properties. Financing activities primarily consist of the payment of distributions to shareholders, obtaining non-recourse mortgage financing, generally in connection with the acquisition or refinancing of properties, and making mortgage principal payments. Our financing strategy has been to purchase substantially all of our properties with a combination of equity and non-recourse mortgage debt. A lender on a non-recourse mortgage loan generally has recourse only to the property collateralizing such debt and not to any of our other assets. This strategy has allowed us to diversify our portfolio of properties and, thereby, limit our risk. However, because of recent conditions in credit markets, obtaining financing is more challenging at present and we may complete transactions without obtaining financing. In the event that a balloon payment comes due, we may seek to refinance the loan, restructure the debt with existing lenders, or evaluate our ability to pay the balloon payment from our cash reserves or sell the property and use the proceeds to satisfy the mortgage debt.
Results of Operations
For the three years ended December 31, 2009 presented in this Report, our results of operations were significantly impacted by a transaction in April 2007 (the “Hellweg 2” transaction) in which we and our affiliates acquired a venture (the “property venture”) that in turn acquired a 24.7% ownership interest in a limited partnership owning 37 properties throughout Germany. We and our affiliates also acquired a second venture (the “lending venture”), which made a loan (the “note receivable”) to the holder of the remaining 75.3% interests in the limited partnership (the “partner”). Our total effective ownership interest in the ventures is 26% and we consolidate the ventures in our financial statements under current accounting guidance. The total cost of the interests in these ventures was $446.4 million, inclusive of our affiliates’ noncontrolling interest of $330.4 million. In connection with these transactions, the ventures obtained combined non-recourse mortgage financing of $378.6 million, inclusive of our affiliates’ noncontrolling interest of $280.2 million, having a fixed annual interest rate of 5.5% and a term of 10 years. Under the terms of the note receivable, which has a principal balance of $314.2 million, inclusive of our affiliates’ noncontrolling interest of $233.6 million, the lending venture will receive interest that approximates 75.3% of all operating income earned by the limited partnership, less adjustments.
Although we consolidate the results of operations of the Hellweg 2 transaction, because our effective ownership interest is 26% a significant portion of the results of operations from this transaction is reduced by our affiliates’ noncontrolling interests. As a result of obtaining non-recourse mortgage debt to finance a significant portion of the purchase price and depreciating/amortizing assets over their estimated useful lives, we do not expect this transaction to have a significant impact on our net income. However, the transaction has a significant impact on many of the components of our net income, as described below. Based on the exchange rate of the Euro at December 31, 2009, we expect this transaction will generate annualized property level cash flow from operations (revenues less interest expense) of approximately $12.4 million, inclusive of noncontrolling interest of $9.2 million.

Our evaluation of the sources of lease revenues is as follows (in thousands):

	Years ended December 31,
	2009	2008	2007
Rental income	$150,837	$147,862	$110,688
Interest income from direct financing leases	27,448	28,864	24,134

	$178,285	$176,726	$134,822

The following table sets forth the net lease revenues (i.e., rental income and interest income from direct financing leases) that we earned from lease obligations through our direct ownership of real estate (in thousands):

	Years ended December 31,
Lessee	2009	2008	2007
Hellweg Die Profi-Baumarkte GmbH & Co. KG (a) (b) (c)	$35,889	$37,128	$25,536
Telcordia Technologies, Inc.	9,371	9,311	9,127
Nordic Cold Storage LLC (d)	6,830	6,257	5,591
Berry Plastics Corporation (a) (c)	6,641	6,651	218
Fraikin SAS (a) (b) (e)	5,935	5,888	4,911
MetoKote Corp., MetoKote Canada Limited and MetoKote de Mexico (b) (f) (g)	4,715	6,365	3,992
International Aluminum Corp. and United States Aluminum of Canada, Ltd. (a) (b)	4,518	4,454	2,411
The Talaria Company (Hinckley) (c) (e) (h)	4,133	4,984	4,998
Huntsman International, LLC	4,027	4,027	4,027
Best Brands Corp. (e) (i)	3,995	3,129	—
LFD Manufacturing Ltd., IDS Logistics (Thailand) Ltd. and IDS Manufacturing SDN BHD (b) (d)	3,903	4,109	3,659
Ply Gem Industries, Inc. (b)	3,884	3,834	3,730
TRW Vehicle Safety Systems Inc. (g)	3,568	3,568	3,568
Bob’s Discount Furniture, LLC (a)	3,564	3,538	2,643
Tesco plc (b)(j)	3,420	—	—
Universal Technical Institute of California, Inc. (a)	3,418	3,418	1,555
Kings Super Markets Inc.	3,416	3,416	3,416
Performance Fibers GmbH (b)	3,408	3,531	3,276
Finisar Corporation	3,287	3,224	3,276
Dick’s Sporting Goods, Inc. (a) (c)	3,141	3,141	3,030
Other (b) (c) (g) (e)	57,222	56,753	45,858

	$178,285	$176,726	$134,822

(a)	Investment acquired or placed into service in 2007. We also own an equity investment in other properties leased to Hellweg through a 2005 transaction.

(b)	Amounts are subject to fluctuations in foreign currency exchange rates. The average rate for the U.S. dollar in relation to the Euro during the year ended December 31, 2009 strengthened by approximately 5% in comparison to 2008, resulting in a negative impact on lease revenues for our Euro-denominated investments in 2009. This impact was mitigated in some cases by CPI or similar rent increases.

(c)	These revenues are generated in consolidated ventures, generally with our affiliates, and include lease revenues applicable to noncontrolling interests totaling $41.9 million, $40.3 million and $27.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.

(d)	Increase in 2009 or 2008 was due to CPI-based (or equivalent) rent increase.

(e)	During 2009, we incurred impairment charges related to these tenants (Note 11).

(f)	Inclusive of an out-of-period adjustment of $1.8 million in 2008 (Note 2).

(g)	Tenant operates in the automotive industry. Included in “Other” are lease revenues from four additional tenants operating in the automotive industry totaling $7.4 million, $7.8 million, and $5.8 million for 2009, 2008 and 2007, respectively.

(h)	During 2009, we entered into a lease amendment with the tenant to defer certain rental payments until April 2010 as a result of the tenant’s financial difficulties.

(i)	We acquired our interest in this investment during 2008.

(j)	We acquired our interest in this investment during 2009.
We recognize income from equity investments in real estate, of which lease revenues are a significant component. The following table sets forth the net lease revenues earned by these ventures. Amounts provided are the total amounts attributable to the ventures and do not represent our proportionate share (dollars in thousands):

	Ownership
	Interest at	Years ended December 31,
Lessee	December 31, 2009	2009	2008	2007
U-Haul Moving Partners, Inc. and Mercury Partners, L.P. (a)	31%	$30,589	$28,541	$28,541
The New York Times Company (b)	27%	21,751	—	—
OBI A.G. (c)	25%	16,637	17,317	15,506
Hellweg Die Profi-Baumarkte GmbH & Co. KG (c) (d)	25%	14,881	15,155	14,115
Pohjola Non-life Insurance Company (c) (d)	40%	9,240	9,343	8,454
TietoEnator Plc (c) (d)	40%	8,636	8,790	7,963
Police Prefecture, French Government (c) (d)	50%	8,272	8,109	7,109
Schuler A.G. (c) (e)	33%	6,568	6,802	1,808
Frontier Spinning Mills, Inc. (f)	40%	4,469	12	—
Thales S.A. (c) (d) (g)	35%	9,357	14,240	12,990
Actebis Peacock GmbH. (c) (f)	30%	4,143	2,065	—
Lindenmaier A.G. (c) (e) (h)	33%	2,000	2,703	510
Actuant Corporation (c)	50%	1,856	1,905	1,747
Consolidated Systems, Inc.	40%	1,831	1,831	1,810

		$140,230	$116,813	$100,553

(a)	Increase in 2009 was due to CPI-based rent increase.

(b)	We acquired our interest in this venture in March 2009.

(c)	Amounts are subject to fluctuations in foreign currency exchange rates. The average rate for the U.S. dollar in relation to the Euro during the year ended December 31, 2009 strengthened by approximately 5% in comparison to 2008, resulting in a negative impact on lease revenues for our Euro-denominated investments in 2009. This impact was mitigated in some cases by CPI or similar rent increases.

(d)	Increase in 2008 was due to CPI-based (or equivalent) rent increases.

(e)	We acquired our interest in this venture during 2007.

(f)	We acquired our interest in the Frontier Spinning Mills venture in December 2008 and the Actebis Peacock venture in July 2008.

(g)	The venture sold four of the five properties leased to Thales in July 2009 (Note 6).

(h)	Tenant operates in the automotive industry and is operating under bankruptcy protection.
Lease Revenues
Our net leases generally have rent adjustments based on formulas indexed to changes in the CPI or other similar indices for the jurisdiction in which the property is located, sales overrides or other periodic increases, which are designed to increase lease revenues in the future. We own international investments and, therefore, lease revenues from these investments are subject to fluctuations in exchange rate movements in foreign currencies. In certain cases, although we recognize lease revenue in connection with our tenants’ obligation to pay rent, we may also increase our uncollected rent expense if tenants are experiencing financial distress and have not paid the rent to us that they owe, as described in Property expenses below.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, lease revenues increased by $1.6 million. Lease revenues increased by $6.3 million from investments entered into during 2009 and 2008 and by $3.9 million as a result of scheduled rent increases at several properties during the same periods. These increases were substantially offset by the negative impact of fluctuations in foreign currency exchange rates (primarily the Euro), which reduced lease revenues by $4.7 million, as well as sales of properties and lease restructurings during 2009, which reduced lease revenues by $2.0 million. In addition, lease revenues in 2008 included an out-of-period adjustment of $1.8 million (Note 2). The Hellweg 2 transaction contributed $35.9 million to lease revenue in 2009, inclusive of noncontrolling interest of $33.5 million.

2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, lease revenues increased by $41.9 million. Rental income from investments acquired or placed into service during 2007 and 2008 contributed $29.0 million and $6.8 million, respectively, to lease revenue in 2008, while fluctuations in foreign currency exchange rates contributed $2.9 million. In addition, lease revenues in 2008 included the $1.8 million out-of-period adjustment noted above. The Hellweg 2 transaction contributed $37.1 million to lease revenue in 2008, inclusive of noncontrolling interest of $34.7 million.
Interest Income on Notes Receivable
2009 vs. 2008 — Interest income on notes receivable was $28.8 million, $29.5 million and $20.7 million for the years ended December 31, 2009, 2008 and 2007, respectively. For the year ended December 31, 2008 as compared to 2007, the $8.7 million increase was primarily due to the full year impact from our investment in a note receivable in connection with the Hellweg 2 transaction, which occurred in April 2007. The Hellweg 2 transaction contributed interest income of $27.1 million, $28.1 million and $19.5 million in 2009, 2008 and 2007, respectively, inclusive of noncontrolling interests of $20.2 million, $20.9 million and $14.5 million in 2009, 2008 and 2007, respectively.
Other Real Estate Income
Other real estate income generally consists of revenue from taxable subsidiaries that earn revenue from domestic hotels.
Other real estate income was $23.2 million, $23.2 million and $3.5 million for the years ended December 31, 2009, 2008 and 2007, respectively. For the year ended December 31, 2008 as compared to 2007, the $19.8 million increase was due to the full year impact of income earned from a September 2007 hotel property acquisition, which contributed $10.1 million of the increase, while income from a hotel property placed into service in the first quarter of 2008 contributed $9.8 million.
Depreciation and Amortization
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, depreciation and amortization expense increased by $2.2 million, primarily due to investments entered into or placed into service during 2008 and 2009.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, depreciation and amortization increased by $14.0 million, substantially all of which was due to depreciation and amortization incurred on investments entered into or placed into service during 2008 and 2007. The full year impact on depreciation and amortization in connection with the Hellweg 2 transaction in April 2007 accounted for $3.1 million of the increase in 2008, inclusive of noncontrolling interests of $2.4 million.
Property Expenses
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, property expenses increased by $1.2 million, primarily due to an increase in uncollected rent expense as a result of a higher number of tenants experiencing financial difficulties.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, property expenses increased by $11.1 million. Asset management and performance fees in 2008 increased by $6.1 million as a result of the increase in our asset base due to investment activity in 2008 and 2007. Uncollected rent expense increased by $2.2 million, primarily due to a higher number of tenants experiencing financial difficulties, while reimbursable tenant costs increased by $1.8 million. Actual recoveries of reimbursable tenant costs are recorded as both revenue and expense and therefore have no impact on net income.
Other Real Estate Expenses
Other real estate expenses generally consist of expenses incurred by taxable subsidiaries that earn revenue from domestic hotels.
Other real estate expenses were $18.1 million, $19.4 million and $3.3 million for the years ended December 31, 2009, 2008 and 2007, respectively. For the year ended December 31, 2008 as compared to 2007, the $16.1 million increase was due to expenses incurred at a hotel property placed into service during the first quarter of 2008, which totaled $8.5 million, while the full year impact of expenses incurred at a hotel property acquired in 2007 contributed $7.6 million.

General and Administrative
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, general and administrative expenses decreased by $3.5 million primarily due to a reduction in business development costs of $2.0 million, as well as a decrease in professional services fees of $1.4 million. Business development costs are costs incurred in connection with potential investments that ultimately were not consummated.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, general and administrative expenses increased by $3.0 million. Professional services fees increased by $1.5 million in 2008 and expenses allocated by the advisor increased by $1.2 million, primarily as a result of the growth in our asset base and revenues due to our investment volume in 2007 and 2008.
Impairment Charges
For the years ended December 31, 2009 and 2008, we incurred impairment charges in our continuing real estate assets totaling $35.1 million and $0.9 million, respectively. The table below summarizes these impairment charges (in thousands):

	Years ended December 31,
Lessee	2009	2008	Reason
Foss Manufacturing	$15,985	$—	Tenant experiencing financial difficulties
Gortz & Schiele GmbH (2 properties)	9,682	—	Tenant filed for bankruptcy
John McGavigan Ltd.	5,294	—	Tenant filed for bankruptcy
Valley Diagnostics	1,906	—	Tenant experiencing financial difficulties
Various lessees	2,279	890	Decline in guaranteed residual values

Impairment charges from continuing operations	$35,146	$890

We did not incur any impairment charges on consolidated investments during 2007.
See Income from Equity Investments in Real Estate and Discontinued Operations below for additional impairment charges incurred.
Income from Equity Investments in Real Estate
Income from equity investments in real estate represents our proportionate share of net income (revenue less expenses) from investments entered into with affiliates or third parties in which we have a non controlling interest but exercise significant influence.
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, income from equity investments in real estate increased by $5.1 million, primarily due to our investment in The New York Times transaction in March 2009, which contributed income of $5.4 million, as well as our investment in the Frontier Spinning Mills transaction in December 2008, which contributed income of $1.4 million. This income was partially offset by net other-than-temporary impairment charges totaling $3.6 million on two equity investments, including $2.6 million recorded during 2009 on our Lindenmaier A.G. equity investment as a result of the tenant filing for bankruptcy. In July 2009, the venture entered into an interim lease agreement with Lindenmaier that expired in February 2010 and was then converted to a month-to-month lease. This interim agreement provides for substantially lower rental income than the original lease.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, income from equity investments in real estate increased by $6.7 million. Income from our equity investment in the Thales S.A. venture increased by $4.2 million primarily due to a decrease in impairment charges recognized by this venture in 2008. During 2008, we recognized impairment charges totaling $1.7 million on the Thales venture as compared to $6.0 million in 2007. At December 31, 2008, our proportionate share of losses at the equity investment level, including impairment charges, was greater than our investment basis, and as such, the carrying value of our equity investment was reduced to zero. In addition, income earned on equity investments we entered into during 2008 and 2007 contributed $1.8 million, while scheduled rent increases at several ventures and fluctuations in foreign currency exchange rates contributed $1.1 million. These increases were partially offset by an impairment charge of $1.4 million recognized by the Lindenmaier A.G. venture in 2008.

Other Interest Income
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, other interest income decreased by $3.9 million primarily due to lower average cash balances as a result of our real estate investment activity during 2008 and 2009 and lower rates of return earned on our cash balances reflecting current market conditions.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, other interest income decreased by $16.2 million, primarily due to lower average cash balances as a result of using the proceeds received from our second public offering to make investments in real estate assets during 2008 and 2007 and lower rates of return earned on such balances due to then current market conditions.
Gain on Extinguishment of Debt
In February 2009, a venture in which we and an affiliate each hold 50% interests, which we consolidate, repaid its existing non-recourse debt from the lender at a discount and recognized a gain on extinguishment of debt of $6.5 million, inclusive of noncontrolling interests of $3.2 million.
Other Income and (Expenses)
Other income and (expenses) generally consists of gains and losses on foreign currency transactions and derivative instruments. We and certain of our foreign consolidated subsidiaries have intercompany debt and/or advances that are not denominated in the entity’s functional currency. When the intercompany debt or accrued interest thereon is remeasured against the functional currency of the entity, a gain or loss may result. For intercompany transactions that are of a long-term investment nature, the gain or loss is recognized as a cumulative translation adjustment in other comprehensive income (loss). We also recognize gains or losses on foreign currency transactions when we repatriate cash from our foreign investments. In addition, we have certain derivative instruments, including embedded credit derivatives and common stock warrants, for which realized and unrealized gains and losses are included in earnings. The timing and amount of such gains and losses cannot always be estimated and are subject to fluctuation.
2009 — For the year ended December 31, 2009, we recognized net other expenses of $0.7 million, which was primarily comprised of an unrealized loss on an embedded credit derivative recognized by Hellweg 2.
2008 — For the year ended December 31, 2008, we recognized net other expenses of $1.8 million, which was primarily due to an unrealized loss on the Hellweg 2 embedded credit derivative of $3.4 million, partially offset by realized gains on foreign currency transactions of $1.4 million.
2007 — For the year ended December 31, 2007, we recognized net other income of $5.1 million, which was comprised of an unrealized gain on the Hellweg 2 embedded credit derivative of $2.7 million and net realized gains on foreign currency transactions of $2.4 million.
Interest Expense
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, interest expense decreased by $2.2 million. Interest expense decreased by $2.3 million as a result of the impact of fluctuations in foreign currency exchange rates and by $1.7 million as a result of making scheduled principal payments and refinancing non-recourse mortgages during 2009 and 2008, which reduced the balances on which interest was incurred. These decreases were partially offset by $2.2 million in interest expense incurred on new non-recourse mortgages obtained during 2008 and 2009. Interest expense in 2009 related to the Hellweg 2 transaction was $21.6 million, inclusive of noncontrolling interest of $16.0 million.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, interest expense increased by $19.2 million, primarily due to the impact of non-recourse mortgage loans obtained on investments acquired or placed into service during 2007 and 2008, which contributed $19.3 million in 2008, and the impact of fluctuations in foreign currency exchange rates, which contributed $1.3 million. These increases were partially offset by a reduction in interest expense in 2008 as a result of making scheduled principal payments and paying our first annual installment of deferred acquisition fees to the advisor in January 2008. Interest expense in 2008 related to the Hellweg 2 transaction was $23.2 million, inclusive of noncontrolling interest of $17.1 million, as compared to $15.8 million (inclusive of noncontrolling interest of $11.7 million) in 2007.

Provision for Income Taxes
2009 vs. 2008 — For the year ended December 31, 2009 as compared to 2008, provision for income taxes increased by $1.6 million primarily due to an increase in foreign tax liabilities as a result of investments entered into during 2008. Taxes on our foreign investments, primarily in Germany, comprised a significant portion of our tax provision for both 2009 and 2008. Our investments generate taxable income in state, local and foreign jurisdictions primarily as a result of rent increases and scheduled amortization of mortgage principal payments, which reduced interest expense and increased income subject to local tax.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, provision for income taxes increased by $1.3 million, primarily due to international investment activity during 2008.
(Loss) Income from Discontinued Operations
(Loss) income from discontinued operations was ($11.5) million, $0.6 million and $1.5 million in 2009, 2008 and 2007, respectively. During 2009, we sold two domestic properties for $51.9 million, net of selling costs, and recognized net gain on sale of $7.6 million and net gain on extinguishment of debt of $2.3 million, excluding an impairment charge recognized in the current year of $5.1 million. In addition, during the first quarter of 2010, a consolidated subsidiary consented to a court order appointing a receiver after we ceased making payments on a non-recourse debt obligation collateralized by a property that was previously leased to Goertz & Schiele Corp. As we no longer have control over the activities that most significantly impact the economic performance of this subsidiary following possession by the receiver, the subsidiary was deconsolidated during the first quarter of 2010. At the date of deconsolidation, the property had a carrying value of $6.7 million, reflecting the impact of impairment charges totaling $15.7 million recognized in 2009 and the non-recourse mortgage loan had an outstanding balance of $13.3 million. In connection with this deconsolidation, we recognized a gain of $7.1 million, inclusive of amounts attributable to noncontrolling interest of $3.5 million during the first quarter of 2010. The net results of operations of this property have been reclassified to discontinued operations for each of the years ended December 31, 2009, 2008 and 2007 (Note 20).
Net (Loss) Income Attributable to CPA®:16 — Global Shareholders
2009 vs. 2008 — For the year ended December 31, 2009, the resulting net loss attributable to CPA®:16 — Global shareholders was $2.5 million as compared to net income of $20.2 million for 2008.
2008 vs. 2007 — For the year ended December 31, 2008 as compared to 2007, the resulting net income attributable to CPA®:17 — Global shareholders decreased by $14.0 million.
Financial Condition
Sources and Uses of Cash During the Year
One of our objectives is to use the cash flow from net leases to meet operating expenses, service debt and fund distributions to shareholders. Our cash flows fluctuate period to period due to a number of factors, which may include, among other things, the timing of purchases and sales of real estate, timing of proceeds from non-recourse mortgage loans and receipt of lease revenues, the advisor’s annual election to receive fees in restricted shares of our common stock or cash, the timing and characterization of distributions from equity investments in real estate and payment to the advisor of the annual installment of deferred acquisition fees and interest thereon in the first quarter. Despite this fluctuation, we believe that we will generate sufficient cash from operations and from equity distributions in excess of equity income in real estate to meet our short-term and long-term liquidity needs. We may also use existing cash resources, the proceeds of non-recourse mortgage loans and the issuance of additional equity securities to meet these needs. We assess our ability to access capital on an ongoing basis. Our sources and uses of cash during the period are described below.
Operating Activities
During 2009, we used cash flows from operating activities of $119.9 million to fund distributions to shareholders of $80.8 million. We also made scheduled mortgage principal installments of $18.8 million and paid distributions of $44.4 million to affiliates and third parties that hold noncontrolling interests in various entities with us. We used cash distributions from equity investments in real estate in excess of equity income of $47.0 million (see Investing Activities below) and our existing cash resources to fund these payments. For 2009, the advisor elected to continue to receive its performance fees in restricted shares of our common stock, and as a result, we paid performance fees of $11.8 million through the issuance of restricted stock rather than in cash.

Investing Activities
Our investing activities are generally comprised of real estate related transactions (purchases and sales of real estate and mortgage loans collateralized by real estate), payment of our annual installment of deferred acquisition fees to the advisor and capitalized property related costs. During 2009, we used $137.4 million to enter into an investment in Hungary and to fund construction costs at several build-to-suit and expansion projects. We also used $62.4 million to purchase an equity investment in The New York Times Company transaction. In January 2009, we paid our annual installment of deferred acquisition fees to the advisor, which totaled $9.1 million. Cash inflows consisted of distributions from equity investments in real estate of $47.0 million, including our share of mortgage proceeds obtained by two ventures of $40.2 million, $28.2 million primarily from the sale of two domestic properties during the second quarter of 2009 and the release of $11.1 million of funds held in escrow to fund expansions at existing properties.
Financing Activities
In addition to making scheduled mortgage principal installments and paying distributions to shareholders and to affiliates that hold noncontrolling interests in various entities with us, during 2009 we received mortgage proceeds totaling $78.5 million, including $49.5 million related to our investment in Hungary and $29.0 million obtained as a result of refinancing an existing non-recourse mortgage. We used $34.8 million to prepay certain non-recourse mortgages, primarily consisting of $32.5 million used to prepay, at a discount, a $39.0 million outstanding balance on a non-recourse mortgage loan. Concurrent with this prepayment, we obtained new non-recourse debt of $29.0 million with a term of three years, plus two one-year extensions. We also received contributions of $24.9 million from holders of noncontrolling interests primarily in connection with the Hungary transaction. We received $32.3 million as a result of issuing shares through our distribution reinvestment and stock purchase plan and used $35.1 million to repurchase our shares through a redemption plan that allows shareholders to sell shares back to us, subject to certain limitations as described below.
We maintain a quarterly redemption program pursuant to which we may, at the discretion of our board of directors, redeem shares of our common stock from shareholders seeking liquidity. We limit the number of shares we may redeem so that the shares we redeem in any quarter, together with the aggregate number of shares redeemed in the preceding three fiscal quarters, does not exceed a maximum of 5% of our total shares outstanding as of the last day of the immediately preceding quarter. We have recently experienced higher levels of redemption requests as compared to prior years. At December 31, 2009, redemptions totaled approximately 3.2% of total shares outstanding. In addition, our ability to effect redemptions is subject to our having available cash to do so. If we have sufficient funds to purchase some but not all of the shares offered to us for redemption in a particular quarter, or if the shares offered for redemption in a quarter would exceed the 5% limitation, shares will be redeemed on a pro rata basis, subject in all cases to the discretion of our board of directors. Requests not fulfilled in a quarter and not revoked by the shareholder will automatically be carried forward to the next quarter, unless our board of directors determines otherwise, and will receive priority over requests made in the relevant quarter.
For the year ended December 31, 2009, we received requests to redeem 3,847,598 shares of our common stock pursuant to our redemption plan, and we redeemed all of these requests at a price per share of $9.15. Of the total 2009 redemptions, we redeemed 476,301 shares in the fourth quarter of 2009. We funded share redemptions during 2009 from the proceeds of the sale of shares of our common stock pursuant to our distribution reinvestment and share purchase plan and existing cash resources.
Summary of Financing
The table below summarizes our non-recourse long-term debt (dollars in thousands):

	December 31,
	2009	2008
Balance
Fixed rate	$1,385,550	$1,406,926
Variable rate (a)	60,339	31,300

Total	$1,445,889	$1,438,226

Percent of total debt
Fixed rate	96%	98%
Variable rate (a)	4%	2%

	100%	100%

Weighted average interest rate at end of year
Fixed rate	5.9%	5.9%
Variable rate (a)	6.0%	5.4%

(a)	Variable rate debt at December 31, 2009 included (i) $3.9 million that has been effectively converted to a fixed rate through an interest rate swap derivative instrument, (ii) $29.0 million that is subject to an interest rate cap, but for which the interest rate cap was not in effect at December 31, 2009 and (iii) $27.5 million in mortgage obligations that bore interest at fixed rates but that have interest rate reset features that may change the interest rates to then-prevailing market fixed rates (subject to specific caps) at certain points during their term. No interest rate resets or expirations of interest rate swaps or caps are scheduled to occur during the next twelve months.
Cash Resources
At December 31, 2009, our cash resources consisted of cash and cash equivalents of $84.0 million. Of this amount, $29.0 million, at then-current exchange rates, was held in foreign bank accounts, and we could be subject to restrictions or significant costs should we decide to repatriate these amounts. We also had unleveraged properties that had an aggregate carrying value of $185.5 million although, given the current economic environment, there can be no assurance that we would be able to obtain financing for these properties. Our cash resources can be used to fund future investments as well as for working capital needs and other commitments.
At December 31, 2009, five tenants, four of which operate in the automotive industry, were in various stages of the bankruptcy process. These tenants accounted for lease revenues and net loss from equity investments in real estate as follows: lease revenues from these tenants were $5.4 million, inclusive of amounts attributable to noncontrolling interests of $1.9 million, for both of the years ended December 31, 2009 and 2008. For our equity investments in real estate, net losses of $3.2 million and $0.8 million were recognized for the years ended December 31, 2009 and 2008, respectively. These investments had an aggregate carrying value of $19.6 million and $49.6 million at December 31, 2009 and 2008, respectively. For the years ended December 31, 2009 and 2008, we incurred impairment charges totaling $35.3 million and $1.4 million, respectively, inclusive of noncontrolling interests of $12.7 million for the year ended December 31, 2009, on properties leased to these tenants (Note 11). At December 31, 2009, three of these tenants had ceased making rent payments. As a result of these tenants’ noncompliance with the terms of their leases, we suspended debt service on three non-recourse mortgage loans, which had an aggregate outstanding balance of $27.2 million at December 31, 2009, inclusive of amounts attributable to noncontrolling interests of $11.6 million.
Cash Requirements
During 2010, we expect that cash requirements will include paying distributions to shareholders and to our affiliates who hold noncontrolling interests in entities we control, making scheduled mortgage principal payments (we have no balloon payments on our mortgage obligations until 2011) and funding build-to-suit and lending commitments that we currently estimate to total $10.4 million, as well as other normal recurring operating expenses.
Off-Balance Sheet Arrangements and Contractual Obligations
The table below summarizes our off-balance sheet arrangements and contractual obligations at December 31, 2009 and the effect that these arrangements and obligations are expected to have on our liquidity and cash flow in the specified future periods (in thousands):

		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 years
Non-recourse debt — Principal	$1,443,522	$21,958	$81,940	$127,994	$1,211,630
Deferred acquisition fees — Principal	8,962	6,261	2,701	—	—
Interest on borrowings and deferred acquisition fees (a)	620,634	85,232	164,358	154,074	216,970
Subordinated disposition fees (b)	1,013	—	—	—	1,013
Build-to-suit commitments (c)	9,357	9,357	—	—	—
Lending commitments (d)	1,000	1,000	—	—	—
Operating and other lease commitments (e)	59,195	1,833	3,696	3,701	49,965

	$2,143,683	$125,641	$252,695	$285,769	$1,479,578

(a)	Interest on an unhedged variable rate debt obligation was calculated using the variable interest rate and balance outstanding at December 31, 2009.

(b)	Payable to the advisor, subject to meeting contingencies, in connection with any liquidity event.

(c)	Represents remaining build-to-suit commitment for a domestic project. Estimated total construction costs for this project are currently projected to be $63.0 million, of which $53.6 million had been funded at December 31, 2009.

(d)	Represents unfunded amount on a commitment to provide a loan to a developer of a domestic property. The total commitment for the loan is $15.8 million, of which $14.8 million had been funded at December 31, 2009.

(e)	Operating and other lease commitments consist primarily of rent obligations under ground leases and our share of future minimum rents payable under an office cost-sharing agreement with certain affiliates for the purpose of leasing office space used for the administration of real estate entities. Amounts under the cost-sharing agreement are allocated among the entities based on gross revenues and are adjusted quarterly. Rental obligations under ground leases are inclusive of noncontrolling interests of approximately $9.4 million.

Amounts in the table above related to our foreign operations are based on the exchange rate of the local currencies at December 31, 2009. At December 31, 2009, we had no material capital lease obligations for which we are the lessee, either individually or in the aggregate.
As noted in Results of Operations above, we, together with our advisor and certain of our affiliates, acquired two related investments in 2007 in which we have a total effective ownership interest of 26% and that we consolidate, as we are the managing member of the ventures (the Hellweg 2 transaction). The primary purpose of these investments was to ultimately acquire an interest in the underlying properties and as such was structured to effectively transfer the economics of ownership to us and our affiliates while still monetizing the sales value by transferring the legal ownership in the underlying properties over time. In connection with the acquisition, the property venture agreed to an option agreement that gives the property venture the right to purchase, from the partner, an additional 75% interest in the limited partnership no later than December 2010 at a price equal to the principal amount of the note receivable at the time of purchase. Upon exercise of this purchase option, the property venture would own 99.7% of the limited partnership. The property venture has also agreed to a second assignable option agreement to acquire the remaining 0.3% interest in the limited partnership by December 2012. If the property venture does not exercise its option agreements, the partner has option agreements to put its remaining interests in the limited partnership to the property venture during 2014 at a price equal to the principal amount of the note receivable at the time of purchase.
Upon exercise of the purchase option or the put, in order to avoid circular transfers of cash, the seller and the lending venture and the property venture agreed that the lending venture or the seller may elect, upon exercise of the respective purchase option or put option, to have the loan from the lending venture to the seller repaid by a deemed transfer of cash. The deemed transfer shall be in amounts necessary to fully satisfy the seller’s obligations to the lending venture, and the lending venture shall be deemed to have transferred such funds up to us and our affiliates as if we had recontributed them down into the property venture based on our pro rata ownership. Accordingly, at December 31, 2009 (based on the exchange rate of the Euro), the only additional cash required by us to fund the exercise of the purchase option or the put would be the pro rata amounts necessary to redeem the advisor’s interest, the aggregate of which would be approximately $2.4 million, with our share approximating $0.6 million. In addition, our maximum exposure to loss on these ventures was approximately $105.9 million (inclusive of noncontrolling interests and of both our existing investment and the amount to fund our future commitment).
We have investments in unconsolidated ventures that own single-tenant properties net leased to corporations. All of the underlying investments are owned with our affiliates. Summarized financial information for these ventures and our ownership interest in the ventures at December 31, 2009 is presented below. Summarized financial information provided represents the total amount attributable to the ventures and does not represent our proportionate shares (dollars in thousands):

	Ownership
	Interest at		Total Third
Lessee	December 31, 2009	Total Assets	Party Debt	Maturity Date
Thales S.A.(a) (b)	35%	$29,478	$27,478	7/2011
U-Haul Moving Partners, Inc. and Mercury Partners, LP	31%	294,101	164,328	5/2014
Actuant Corporation (a)	50%	18,246	12,030	5/2014
TietoEnator Plc (a)	40%	98,792	75,785	7/2014
The New York Times Company (c)	27%	241,759	119,154	9/2014
Pohjola Non-life Insurance Company (a)	40%	104,277	85,729	1/2015
Hellweg Die Profi-Baumarkte GmbH & Co. KG (a)	25%	195,881	106,937	5/2015
Actebis Peacock GmbH (a)	30%	52,053	32,034	7/2015
Frontier Spinning Mills, Inc. (d)	40%	39,144	23,300	8/2016
Consolidated Systems, Inc.	40%	16,976	11,538	11/2016
Lindenmaier A.G. (a) (e)	33%	18,054	12,656	10/2017
OBI A.G. (a)	25%	211,959	171,207	3/2018
Police Prefecture, French Government (a)	50%	109,345	90,602	8/2020
Schuler A.G. (a)	33%	74,310	—	N/A

		$1,504,375	$932,778

(a)	Dollar amounts shown are based on the applicable exchange rate of the foreign currency at December 31, 2009.

(b)	In July 2009, this venture sold four of its five properties back to the tenant for $46.6 million and used the proceeds to partially repay the existing non-recourse mortgage loan on these properties, which had an outstanding balance of $74.7 million at the date of the sale. The remaining loan balance is collateralized by the unsold fifth property. We recognized a net other-than-temporary impairment charge of $0.9 million in connection with this venture during 2009.

(c)	We acquired our interest in this investment in March 2009. In August 2009, the venture obtained mortgage financing on the property of $119.8 million.

(d)	In July 2009, this venture obtained mortgage financing of $23.4 million.

(e)	We recognized other-than-temporary impairment charges of $2.7 million in connection with this venture during 2009 (Note 11).
In connection with the purchase of many of our properties, we required the sellers to perform environmental reviews. We believe, based on the results of these reviews, that our properties were in substantial compliance with federal and state environmental statutes at the time the properties were acquired. However, portions of certain properties have been subject to some degree of contamination, principally in connection with leakage from underground storage tanks, surface spills or other on-site activities. In most instances where contamination has been identified, tenants are actively engaged in the remediation process and addressing identified conditions. Tenants are generally subject to environmental statutes and regulations regarding the discharge of hazardous materials and any related remediation obligations. In addition, our leases generally require tenants to indemnify us from all liabilities and losses related to the leased properties, with provisions of this indemnification specifically addressing environmental matters. The leases generally include provisions that allow for periodic environmental assessments, paid for by the tenant, and allow us to extend leases until such time as a tenant has satisfied its environmental obligations. Certain of our leases allow us to require financial assurances from tenants, such as performance bonds or letters of credit, if the costs of remediating environmental conditions are, in our estimation, in excess of specified amounts. Accordingly, we believe that the ultimate resolution of any environmental matters should not have a material adverse effect on our financial condition, liquidity or results of operations.
Subsequent Event
Retrospective Adjustment for Discontinued Operations
Subsequent to the filing of our annual report on Form 10-K on March 26, 2010, during the first quarter of 2010, a consolidated subsidiary consented to a court order appointing a receiver following an event of default by us on a non-recourse debt obligation involving a property that was previously leased to Goertz & Schiele Corp. As we no longer have control over the activities which most significantly impact the economic performance of this subsidiary following possession by the receiver, the subsidiary was deconsolidated during the first quarter of 2010. In accordance with current authoritative guidance for accounting for disposal of long-lived assets, the accompanying consolidated statements of operations have been retrospectively adjusted and the net results of operations of this property have been reclassified to discontinued operations from continuing operations for each of the years ended December 31, 2009, 2008 and 2007. The net effect of the reclassification represents increases of $17.1 million, or 233%, and $0.8 million, or 2%, in our previously reported income from continuing operations for the years ended December 31, 2009 and 2008, respectively, primarily reflecting a decrease in impairment charges of $15.7 million during the year ended December 31, 2009 as compared to the same period in 2008, and a decrease of $0.8 million, or 1%, in our previously reported income from continuing operations for the year ended December 31, 2007. There is no effect on our previously reported net income, financial condition or cash flows.
Critical Accounting Estimates
Our significant accounting policies are described in Note 2 to the consolidated financial statements. Many of these accounting policies require judgment and the use of estimates and assumptions when applying these policies in the preparation of our consolidated financial statements. On a quarterly basis, we evaluate these estimates and judgments based on historical experience as well as other factors that we believe to be reasonable under the circumstances. These estimates are subject to change in the future if underlying assumptions or factors change. Certain accounting policies, while significant, may not require the use of estimates. Those accounting policies that require significant estimation and/or judgment are listed below.

Classification of Real Estate Assets
We classify our directly owned leased assets for financial reporting purposes at the inception of a lease, or when significant lease terms are amended, as either real estate leased under operating leases or net investment in direct financing leases. This classification is based on several criteria, including, but not limited to, estimates of the remaining economic life of the leased assets and the calculation of the present value of future minimum rents. We estimate remaining economic life in part using third party appraisals of the leased assets. We calculate the present value of future minimum rents using the lease’s implicit interest rate, which requires an estimate of the residual value of the leased assets as of the end of the non-cancelable lease term. Estimates of residual values are generally based on third party appraisals. Different estimates of residual value result in different implicit interest rates and could possibly affect the financial reporting classification of leased assets. The contractual terms of our leases are not necessarily different for operating and direct financing leases; however, the classification is based on accounting pronouncements that are intended to indicate whether the risks and rewards of ownership are retained by the lessor or substantially transferred to the lessee. We believe that we retain certain risks of ownership regardless of accounting classification. Assets classified as net investment in direct financing leases are not depreciated but are written down to expected residual value over the lease term. Therefore, the classification of assets may have a significant impact on net income even though it has no effect on cash flows.
Identification of Tangible and Intangible Assets in Connection with Real Estate Acquisitions
In connection with our acquisition of properties accounted for as operating leases, we allocate purchase costs to tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of tangible assets, consisting of land and buildings, as if vacant, and record intangible assets, including the above- and below-market value of leases, the value of in-place leases and the value of tenant relationships, at their relative estimated fair values.
We determine the value attributed to tangible assets in part using a discounted cash flow model that is intended to approximate both what a third party would pay to purchase the vacant property and rent at current estimated market rates. In applying the model, we assume that the disinterested party would sell the property at the end of an estimated market lease term. Assumptions used in the model are property-specific where this information is available; however, when certain necessary information is not available, we use available regional and property-type information. Assumptions and estimates include a discount rate or internal rate of return, marketing period necessary to put a lease in place, carrying costs during the marketing period, leasing commissions and tenant improvements allowances, market rents and growth factors of these rents, market lease term and a cap rate to be applied to an estimate of market rent at the end of the market lease term.
We acquire properties subject to net leases and determine the value of above-market and below-market lease intangibles based on the difference between (i) the contractual rents to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or a similar property, both of which are measured over a period equal to the estimated market lease term. We discount the difference between the estimated market rent and contractual rent to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired, which includes a consideration of the credit of the lessee. Estimates of market rent are generally based on a third party appraisal obtained in connection with the property acquisition and can include estimates of market rent increase factors, which are generally provided in the appraisal or by local brokers.
We evaluate the specific characteristics of each tenant’s lease and any pre-existing relationship with each tenant in determining the value of in-place lease and tenant relationship intangibles. To determine the value of in-place lease intangibles, we consider estimated market rent, estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based on assessments of specific market conditions. In determining the value of tenant relationship intangibles, we consider the expectation of lease renewals, the nature and extent of our existing relationship with the tenant, prospects for developing new business with the tenant and the tenant’s credit profile. We also consider estimated costs to execute a new lease, including estimated leasing commissions and legal costs, as well as estimated carrying costs of the property during a hypothetical expected lease-up period. We determine these values using third party appraisals or our estimates.

Basis of Consolidation
When we obtain an economic interest in an entity, we evaluate the entity to determine if it is deemed a variable interest entity (“VIE”) and, if so, whether we are deemed to be the primary beneficiary and are therefore required to consolidate the entity. Significant judgment is required to determine whether a VIE should be consolidated. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE under current authoritative accounting guidance, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other venture partners to identify the party that is exposed to the majority of the VIE’s expected losses, expected residual returns, or both. We use this analysis to determine who should consolidate the VIE. The comparison uses both qualitative and quantitative analytical techniques that may involve the use of a number of assumptions about the amount and timing of future cash flows.
For an entity that is not considered to be a VIE, the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. We evaluate the partnership agreements or other relevant contracts to determine whether there are provisions in the agreements that would overcome this presumption. If the agreements provide the limited partners with either (a) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights, the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, and, therefore, the general partner must account for its investment in the limited partnership using the equity method of accounting.
When we obtain an economic interest in an entity that is structured at the date of acquisition as a tenant-in-common interest, we evaluate the tenancy-in-common agreements or other relevant documents to ensure that the entity does not qualify as a VIE and does not meet the control requirement required for consolidation. We also use judgment in determining whether the shared decision-making involved in a tenant-in-common interest investment creates an opportunity for us to have significant influence on the operating and financial decisions of these investments and thereby creates some responsibility by us for a return on our investment. We account for tenancy-in-common interests under the equity method of accounting.
Impairments
We periodically assess whether there are any indicators that the value of our long-lived assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant or the rejection of a lease in a bankruptcy proceeding. Impairment charges do not necessarily reflect the true economic loss caused by the default of the tenant, which may be greater or less than the impairment amount. In addition, we often use non-recourse debt to finance our acquisitions, and to the extent that the value of an asset is written down to below the value of its debt, there is an unrealized gain that will be triggered when we turn the asset back to the lender in satisfaction of the debt. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale and equity investments in real estate. We may also incur impairment charges on marketable securities. Estimates and judgments used when evaluating whether these assets are impaired are presented below.
Real Estate
For real estate assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property to the future net undiscounted cash flow that we expect the property will generate, including any estimated proceeds from the eventual sale of the property. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values and holding periods. We estimate market rents and residual values using market information from outside sources such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value. As our investment objective is to hold properties on a long-term basis, holding periods used in the undiscounted cash flow analysis generally range from five to ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining the best possible estimate of future cash flows. If the future net undiscounted cash flow of the property is less than the carrying value, the property is considered to be impaired. We then measure the loss as the excess of the carrying value of the property over its estimated fair value. The property’s estimated fair value is primarily determined using market information from outside sources such as broker quotes or recent comparable sales.

Direct Financing Leases
We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information from outside sources such as broker quotes or recent comparable sales. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge and revise the accounting for the direct financing lease to reflect a portion of the future cash flow from the lessee as a return of principal rather than as revenue. While we evaluate direct financing leases if there are any indicators that the residual value may be impaired, the evaluation of a direct financing lease can be affected by changes in long-term market conditions even though the obligations of the lessee are being met.
Assets Held for Sale
We classify assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we calculate its estimated fair value as the expected sale price, less expected selling costs. We base the expected sale price on the contract and the expected selling costs on information provided by brokers and legal counsel. We then compare the asset’s estimated fair value to its carrying value, and if the estimated fair value is less than the property’s carrying value, we reduce the carrying value to the estimated fair value. We will continue to review the property for subsequent changes in the estimated fair value, and may recognize an additional impairment charge if warranted.
If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We record a property that is reclassified as held and used at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, or (b) the estimated fair value at the date of the subsequent decision not to sell.
Equity Investments in Real Estate
We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and to establish whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying venture’s net assets by our ownership interest percentage. For our unconsolidated ventures in real estate, we calculate the estimated fair value of the underlying venture’s real estate or net investment in direct financing lease as described in Real Estate and Direct Financing Leases above. The fair value of the underlying venture’s debt, if any, is calculated based on market interest rates and other market information. The fair value of the underlying venture’s other assets and liabilities is generally assumed to be equal to their carrying value.
Marketable Securities
We evaluate our marketable securities for impairment if a decline in estimated fair value below cost basis is significant and/or has lasted for an extended period of time. We review the underlying cause of the decline in value and the estimated recovery period, as well as the severity and duration of the decline, to determine if the decline is other-than-temporary. In our evaluation, we consider our ability and intent to hold these investments for a reasonable period of time sufficient for us to recover our cost basis. We also evaluate the near-term prospects for each of these investments in relation to the severity and duration of the decline. If we determine that the decline is other-than-temporary, we record an impairment charge to reduce our cost basis to the estimated fair value of the security.
Provision for Uncollected Amounts from Lessees
On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees (20 lessees represented 68% of lease revenues during 2009), we believe that it is necessary to evaluate the collectibility of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. Therefore, in recognizing our provision for uncollected rents and other tenant receivables, we evaluate actual past due amounts and make subjective judgments as to the collectability of those amounts based on factors including, but not limited to, our knowledge of a lessee’s circumstances, the age of the receivables, the tenant’s credit profile and prior experience with the tenant. Even if a lessee has been making payments, we may reserve for the entire receivable amount from the lessee if we believe there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.

Interest Capitalized in Connection with Real Estate Under Construction
Operating real estate is stated at cost less accumulated depreciation. Costs directly related to build-to-suit projects, primarily interest, if applicable, are capitalized. Interest capitalized in 2009, 2008 and 2007 was $2.4 million, $2.4 million and $2.7 million, respectively. We consider a build-to-suit project as substantially completed upon the completion of improvements. If portions of a project are substantially completed and occupied and other portions have not yet reached that stage, the substantially completed portions are accounted for separately. We allocate costs incurred between the portions under construction and the portions substantially completed and only capitalize those costs associated with the portion under construction. We do not have a credit facility and determine an interest rate to be applied for capitalizing interest based on an average rate on our outstanding non-recourse mortgage debt.
Income Taxes
We have elected to be treated as a REIT under Sections 856 through 860 of the Code. In order to maintain our qualification as a REIT, we are required to, among other things, distribute at least 90% of our REIT net taxable income to our shareholders (excluding net capital gains) and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to U.S. federal income tax with respect to the portion of our income that meets certain criteria and is distributed annually to shareholders. Accordingly, no provision for U.S. federal income taxes is included in the consolidated financial statements with respect to these operations. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. If we were to fail to meet these requirements, we would be subject to U.S. federal income tax.
We conduct business in various states and municipalities within the U.S. and internationally and, as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions. As a result, we are subject to certain state, local and foreign taxes and a provision for such taxes is included in the consolidated financial statements.
Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves in accordance using a benefit recognition model, which we believe could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. The tax position must be derecognized when it is no longer more likely than not of being sustained.
We have elected to treat certain of our corporate subsidiaries as a taxable REIT subsidiary (“TRS”). In general, a TRS may perform additional services for our tenants and generally may engage in any real estate or non-real estate related business (except for the operation or management of health care facilities or lodging facilities or providing to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal income tax. Our TRS subsidiaries own hotels that are managed on our behalf by third party hotel management companies.
Our earnings and profits, which determine the taxability of dividends to shareholders, differ from net income reported for financial reporting purposes due primarily to differences in depreciation, including hotel properties, for federal income tax purposes. Deferred income taxes relate primarily to our TRSs and are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of our TRSs and their respective tax bases and for their operating loss and tax credit carry forwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.
Although our TRSs may operate at a profit for federal income tax purposes in future periods, we cannot quantify the value of our deferred tax assets with certainty. Therefore, any deferred tax assets have been reserved as we have not concluded that it is more likely than not that these deferred tax assets will be realizable.
Future Accounting Requirements
In June 2009, the FASB issued amended guidance related to the consolidation of VIEs. These amendments require an enterprise to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The amendments change the consideration of kick-out rights in determining if an entity is a VIE, which may cause certain additional entities to now be considered VIEs. Additionally, they require an ongoing reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. This guidance is effective for us beginning January 1, 2010. We are currently assessing the potential impact that the adoption of the new guidance will have on our financial position and results of operations.